Exhibit 99.1

Stifel Reports November 2022 Operating Data

ST. LOUIS, MO, December 22, 2022 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for November 30, 2022 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Our Wealth Management business continued its strong performance in November. Client cash balances increased 2.1% and continued to increase month-to-date in December, driven by net inflows. Additionally, improved equity market performance and solid recruiting of financial advisors resulted in growth in total client assets and fee-based client assets of 4.5% and 4.7%, respectively. Our Institutional Group is on track for a strong year despite continued headwinds from the market environment. Our M&A pipelines remain strong, but delays in transaction closings will result in lower than anticipated Advisory revenue in the quarter and lower activity levels in our rates business will negatively impact our fixed income transactional business.”

Selected Operating Data (Unaudited)

	As of			% Change
(millions)	11/30/2022	11/30/2021	10/31/2022	11/30/2021	10/31/2022
Total client assets	$399,626	$422,141	$382,445	(5.3)%	4.5%
Fee-based client assets	$148,902	$156,881	$142,242	(5.1)%	4.7%
Private Client Group fee-based client assets	$130,747	$136,616	$124,845	(4.3)%	4.7%
Bank loans, net (includes loans held for sale)	$20,844	$15,158	$21,182	37.5%	(1.6)%
Client money market and insured product	$26,641	$26,303	$26,092	1.3%	2.1%

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447  |  Investor Contact: Joel Jeffrey (212) 271- 3610  |  www.stifel.com/investor-relations